EXHIBIT 3




                        OPINION OF RICHARD J. WIRTH, ESQ.


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                                                                October 29, 2001


                  Securities and Exchange Commission
                  450 Fifth Street, N.W.
                  Washington, D.C.  20549

                  Re: Phoenix Life Variable Universal Life Account Phoenix Life Insurance Company
                           Post-Effective Amendment No. 21 to Form S-6
                           Registration Nos. 033-23251 and 811-4721

                  Dear Sirs:

                  As Counsel to the depositor, I am familiar with the variable life insurance policies, Flex Edge, Flex Edge Success, Joint Edge and Individual Edge ("Policies"), which are the subject of the above-captioned Registration Statement on Form S-6.

                  In connection with this opinion, I have reviewed the Policies, the Registration Statement, the Charter and By-Laws of the company, relevant proceedings of the Board of Directors, and the provisions of New York insurance law relevant to the issuance of the Policies.

                  Based upon this review, I am of the opinion that the Policies, when issued, will be validly issued, and will constitute a legal and binding obligation of Phoenix Life Insurance Company.

                  My opinion is rendered solely in connection with the Registration Statement and may not be relied upon for any other purposes without my written consent. I hereby consent to the use of this opinion as an exhibit to such Registration Statement, and to my being named under "Legal Matters" therein.

                                                  Very truly yours,


                                                  /s/ Richard J. Wirth
                                                  --------------------

                                                  Richard J. Wirth, Counsel
                                                  Phoenix Life Insurance Company